EXHIBIT 99.1

BJ's Restaurants, Inc. to Present at January Investor Conferences and Provides a Business Update

HUNTINGTON BEACH, Calif., Jan. 6, 2011 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) will be presenting at two investor conferences during the month of January:

  Cowen and Company's 9th Annual Consumer Conference at the Westin Times Square, New York, NY. The Company's presentation will begin at approximately 8:30am (Eastern) on Monday, January 10, 2011.
  13th Annual ICR XChange at the St. Regis Monarch Beach, Dana Point, CA. The Company's presentation will begin at approximately 9:15am (Pacific) on Thursday, January 13, 2011.

Both presentations will be broadcast live over the Internet. Interested parties may listen to the presentations at the Company's website located at http://www.bjsrestaurants.com. The presentation can be accessed by clicking on the "Investors" link from the Company's home page followed by the "Presentation" link. An archive of the presentation will be available following the live presentation for 30 days.

The Company also reported preliminary, unaudited revenues for the fourth quarter of fiscal 2010 that ended on Tuesday, December 28, 2010. When compared to the same quarter of fiscal 2009 that ended on Tuesday, December 29, 2009, revenues for the fourth quarter increased approximately 18.0% to $132.9 million compared to $112.6 million for the same quarter last year. Comparable restaurant sales increased approximately 5.9% during the fourth quarter, compared to a decrease of 0.2% during the same quarter last year.

For the full fiscal year of 2010, revenues increased approximately 20.4% to $513.9 million compared to $426.7 million for fiscal 2009. Comparable restaurant sales increased approximately 5.6% during fiscal 2010, compared to a decrease of only 0.8% during fiscal 2009. As in prior years, final financial results for the fourth quarter of fiscal 2010 are currently expected to be released in mid-February 2011 after the completion of the Company's annual independent audit.

"Our leadership team was pleased with our strong top-line results for both the fourth quarter and full fiscal year of 2010," commented Jerry Deitchle, Chairman and CEO. "At BJ's, we consider ourselves to be sales builders, first and foremost. We believe that our ongoing favorable sales performance is largely the result of our strategy to prudently invest in the core of the BJ's concept, during both good and difficult economic times, to further enhance the overall quality, differentiation, relevance and value for today's casual dining consumer. Coupled with steady improvements in our ability to correctly and consistently operate our restaurants, we believe that BJ's is well-positioned to be a 'market share taker' in the casual dining segment for many years to come.

"We continue to remain highly confident in our ability to deliver high quality, double-digit capacity growth during 2011, as measured in terms of expected growth in total restaurant operating weeks," said Deitchle. "We currently plan to open as many as 12 to 13 new restaurants during 2011 and thereby achieve an approximate 12% increase in total restaurant operating weeks for the full year. All of our potential new locations for 2011 have been identified, and four new restaurants have already commenced construction. Additionally, work is well underway to secure potential locations to support our restaurant expansion plan for 2012 and 2013." Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

BJ's Restaurants, Inc. currently owns and operates 102 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (51), Texas (20), Arizona (6), Colorado (4), Oregon (2), Nevada (4), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, future guest traffic, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 51 of our current 102 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

CONTACT:  BJ's Restaurants, Inc.
          Greg Levin
          (714) 500-2400